Exhibit 21

             LIST OF SUBSIDIARIES OF THE REGISTRANT

As of December 31, 2003, the Registrant owned all of the issued and outstanding capital stock of (1) Great Bay Power Marketing, Inc., a Maine corporation, (2) BayCorp Ventures, LLC, a Delaware limited liability company and (3) Great Bay Hydro Corporation, a New Hampshire corporation.

As of December 31, 2003, the Registrant owned approximately 49.7% of the issued and outstanding capital stock of HoustonStreet Exchange, Inc., a Delaware corporation ("HSE-Del.") (giving effect to the conversion into HoustonStreet Common Stock of all issued and outstanding shares of HoustonStreet Preferred Stock convertible into HoustonStreet Common Stock.)

Great Bay Power Marketing, Inc. conducts business only under the business name of Great Bay Power Marketing, Inc. BayCorp Ventures, LLC conducts business only under the business name of BayCorp Ventures, LLC. Great Bay Hydro Corporation conducts business only under the business name of Great Bay Hydro Corporation. HSE-Del. conducts business only under the names HoustonStreet Exchange, Inc. and HoustonStreet and HoustonStreet.com.